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                                  EXHIBIT 2.1A

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                 AMENDMENT NUMBER ONE TO ACQUISITION AGREEMENT
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     This Amendment Number One (this "Amendment") is made this 23rd day of May,
1997 by and between Laserscope, a California corporation ("Laserscope"), and Heraeus Med GmbH, a German corporation ("HME"), as an amendment to that certain agreement dated April 23, 1996 between Laserscope and HME for the acquisition by Laserscope from HME of all the outstanding shares of Heraeus liabilities
(the "Agreement").

     For good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Laserscope and HME hereby agree as follows

     1. Section 5(i) of the Agreement is deleted and replaced with the following:

     "(i) NUMBER OF DIRECTORS: Upon the death, resignation or removal of any member of the Board, or the declaring by the Board of any vacancy on the Board pursuant to Section 3.4 of the Laserscope Bylaws, the Board shall promptly amend Section 3.2 of said Bylaws to set the exact number of directors at seven
(7). For so long as HME owns at least 3,300,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have three nominees of HME elected to the Board. For as long as HME owns at least 1,600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have two nominees of HME elected to the Board. For as long as HME owns at least 600,000 shares of Laserscope Common Stock, Laserscope shall use its best efforts to have one nominee of HME elected to the Board, and Laserscope shall not, without the prior consent of HME, increase, or ask its shareholders to increase, the number of directors beyond eight (8) or, once reduced to seven (7) in accordance with the first sentence of this Section 5(i), beyond seven (7)."

     2. The Agreement shall remain in full force and effect in all other respects.

     3. This Amendment may be signed in one or more counterparts; signature pages from the facsimile transmission are deemed acceptable.

                             SIGNATURE PAGE FOLLOWS

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the date first set forth above,

LASERSCOPE                              HERAEUS MED GmbH

/s/ Dennis LaLumandiere                 /s/ Thomas Ihlenfeldt
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(Authorized Signature)                  (Authorized Signature)

/s/ V.P. Finance, C.F.O.                Managing Director
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(Title)                                 (Title)